Certain information has been excluded from the First Amendment on the following pages because (i) it is not material and (ii) would be competitively harmful if publicly disclosed.

First Amendment

to

Master Services Agreement

For

AlphaMark Investment Trust

This First Amendment, dated January 1, 2020, amends and revises the Master Services Agreement dated May 29, 2018, (the “Agreement”) between AlphaMark Investment Trust (the “Trust”), an Ohio business trust and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

1.	Section 4.4. of the Agreement is deleted and replaced with the following:

The cost of obtaining secondary security market quotes;

2.	(a) Fee Letter to the Agreement hereby is amended by renumbering existing paragraph 1.6 as paragraph 1.7.

(b) Fee Letter to the Agreement hereby is amended by inserting the following paragraph 1.6 immediately after paragraph 1.5:

1.6 Price Quotes. The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

[REDACTED – Price Quotes have been excluded because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

Except as set forth is this First Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this First Amendment and the Agreement, the terms of this First Amendment will prevail. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties duly executed this First Amendment as of the date and year first above written.

	AlphaMark Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ Michael L. Simon	By:	/s/ David K. James
Name:	Michael L. Simon	Name:	David K. James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer